FOR IMMEDIATE RELEASE

MAY 2, 2011

CHESAPEAKE ENERGY CORPORATION ANNOUNCES THE EXPIRATION AND FINAL RESULTS OF CASH TENDER OFFERS FOR CONTINGENT CONVERTIBLE SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, MAY 2, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced the expiration and final results of its previously announced cash tender offers to purchase a portion of the outstanding principal amount of each series of its contingent convertible senior notes listed in the table below (collectively, the “Convertible Notes”). The tender offers expired at 11:59 P.M., New York City time, on April 29, 2011. An aggregate of $530,894,000 in principal amount of the Convertible Notes was validly tendered and accepted for purchase in the tender offers. Combined with the $140,000,000 in principal amount of the 2.25% Contingent Convertible Senior Notes due 2038 purchased by Chesapeake in privately negotiated transactions earlier this year, Chesapeake has retired an aggregate principal amount of $670,894,000 of Convertible Notes in 2011. Chesapeake expects the final settlement of the tender offers to occur today.

Convertible Notes	CUSIP Number(s)	Principal Amount Outstanding	Series Maximum	Principal Amount Tendered	Principal Amount Accepted for Purchase
2.75% Contingent Convertible Senior Notes due 2035	165167BW6	$451,071,000	$300,000,000	$55,270,000	$55,270,000

2.50% Contingent Convertible Senior Notes due 2037	165167BZ9 165167CA3	$1,377,979,000	$350,000,000	$210,118,000	$210,118,000

2.25% Contingent Convertible Senior Notes due 2038	165167CB1	$612,118,000	$350,000,000	$265,506,000	$265,506,000

The tender offers were made pursuant to the terms of an Offer to Purchase dated April 4, 2011 (as amended, the “Offer to Purchase”) and the related Letter of Transmittal. The table above sets forth the principal amount of each series of Convertible Notes that Chesapeake offered to purchase in the column entitled “Series Maximum,” the principal amount of each series of Convertible Notes that was tendered and the principal amount of each series of Convertible Notes that was accepted for purchase.

The Offer to Purchase and related Letter of Transmittal are available at the Securities and Exchange Commission’s (“SEC’s”) website at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by Chesapeake with the SEC on April 4, 2011, as amended.

Global Bondholder Services Corporation served as the Depositary and Information Agent for the tender offers. Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and RBS Securities Inc. served as the Dealer Managers for the tender offers. Questions regarding the tender offers may be directed to the Dealer Managers at the addresses and telephone numbers set forth below:

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attn: Equity Capital Markets

Syndicate Desk

By Telephone:

(800) 503-4611 (toll free)

(212) 250-5600 (collect)

+ 44 (0) 20 7545 8011 (London)

Citigroup Global Markets Inc.

390 Greenwich St., 1st Floor

New York, NY 10013

Attn: Liability Management Group

By Telephone:

(800) 558-3745 (toll free)

(212) 723-6106 (collect)

+44 (0) 20 7986 8969 (London)

RBS Securities Inc. 600 Washington Blvd. Stamford, CT 06901 Attn: Liability Management Group By Telephone: (877) 297-9832 (toll free) (203) 897-6145 (collect) +44 (0) 20 7085 4634 (London)

This announcement is not an offer to purchase or a solicitation of an offer to sell the Convertible Notes or any other securities. The tender offers were made solely pursuant to the Offer to Purchase and the related Letter of Transmittal.

This news release contains forward-looking statements, including the anticipated settlement dates of the tender offers. Forward-looking statements give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed. See the “Risk Factors” discussion in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 1, 2011 for a discussion of risk factors that affect our business. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release.

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara and Utica unconventional liquids plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.